EXHIBIT 99.2

Westmoreland Coal Company (719) 442-2600 - Telephone (719) 448-5825 - Fax	2 N. Cascade Ave., 14th Floor Colorado Springs, CO 80903

Westmoreland Coal Company
Redeems Washington Group International’s Interest in Absaloka Mine

Colorado Springs, CO – October 1, 2007 – Westmoreland Coal Company (AMEX:WLB) announced today that its 80% owned subsidiary, Westmoreland Resources, Inc. (“WRI”), has redeemed Washington Group International’s (“WGI”) 20% ownership interest in WRI, which owns and operates the Absaloka Mine. The redemption leaves Westmoreland as the sole shareholder in WRI.

Keith E. Alessi, Westmoreland’s President and CEO, said: “Washington Group has been a great partner, but following our assumption of operating responsibility for the Absaloka Mine from them earlier this year, it was the only mine of the five that we operate that wasn’t wholly owned. This redemption and the resulting 100% ownership will allow us to combine certain functions with those at other operations and provide for administrative and operational efficiencies.”

Westmoreland Coal Company is the oldest independent coal company in the United States and a developer of highly clean and efficient independent power projects. The Company’s coal operations include coal mining in the Powder River Basin in Montana and lignite mining operations in Montana, North Dakota and Texas. Its current power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina and an interest in a natural gas-fired power plant in Colorado. Westmoreland is dedicated to meeting America’s dual goals of low-cost power and a clean environment. For more information visit www.westmoreland.com.

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Contact: Diane Jones   (719) 442-2600